Exhibit 7

U.S. Bank Trust Company, National Association

Statement of Financial Condition

as of 9/30/2024

($000’s)

9/30/2024
Assets
Cash and Balances Due From	$1,551,827
Depository Institutions Securities	4,568
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	1,070
Intangible Assets	576,760
Other Assets	153,717
Total Assets	$2,287,942

Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	215,240
Total Liabilities	$215,240

Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	900,867
Minority Interest in Subsidiaries	0
Total Equity Capital	$2,072,702

Total Liabilities and Equity Capital	$2,287,942